Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

KEVIN FEDER APPOINTED TO BOARD OF DIRECTORS OF MIDWEST
HOLDING INC.

Lincoln, Nebraska, March 29, 2016 - MIDWEST HOLDING INC. (OTC:MDWT) a Lincoln, Nebraska based financial services holding company, announced today that Kevin Feder has been appointed to the company’s Board of Directors, effective March 29, 2016. Feder replaces Jim Ballard, who resigned from the Board in December, 2015.

Feder has over seventeen years’ experience in the financial services industry as an Analyst, Portfolio Manager, and Investment Banker, with the majority of his career spent in New York City focused on the Insurance sector. He was most recently associated with York Capital Management in New York as a Senior Analyst and Sector Head of Financials. He is a graduate of the University of Michigan.

“We are extremely pleased to have Kevin join our Board of Directors”, stated Mark Oliver, Chairman of the Board and CEO of Midwest. “His many years of diversified Wall Street experience within the Insurance sector will be invaluable to us as we accelerate Midwest’s growth program and our expansion into the public markets.”

Midwest Holding is a financial services holding company headquartered in Lincoln, Nebraska. Its long-term growth plan centers around the sale of ordinary whole-life insurance to residents in small communities in middle-America and the acquisition of other U. S. life insurers.

For further information contact:

Joel Mathis, Sr. Vice President
214-505-6497
jmathis@midwestholding.com